UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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SPS COMMERCE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SPS COMMERCE, INC.

Supplement to Definitive Proxy Statement for the 2026 Annual Meeting of Stockholders
To Be Held on May 28, 2026

This proxy statement supplement (this “Supplement”) supplements the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 14, 2026, regarding the 2026 Annual Meeting of Stockholders of SPS Commerce, Inc. (the “Company”) to be held virtually on Thursday, May 28, 2026, at 8:00 a.m., Central Time (the “2026 Annual Meeting”).

The purpose of this Supplement is to provide additional information regarding one of the nominees for director to be elected at the 2026 Annual Meeting. Except as specifically set forth herein, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. We encourage you to read this Supplement carefully and in its entirety, together with the Proxy Statement.

As disclosed in the Proxy Statement, Michael McConnell is one of the nine nominees for director standing for re-election at the 2026 Annual Meeting. The Proxy Statement discloses that Mr. McConnell currently serves on five other boards of directors, in addition to the Company’s Board of Directors. The Company recognizes that the proxy voting guidelines of certain investors or advisory firms could consider Mr. McConnell to be “overboarded” given his current board commitments, and that could result in an “against” vote or negative recommendation from an advisory firm.

However, there are a number of factors that demonstrate that Mr. McConnell’s service on the Company’s and other companies’ boards do not in fact rise to the level of “overboarding” from a practical perspective:

•Mr. McConnell intends to reduce his public company board memberships to four boards by August 2026.

•One of the boards on which Mr. McConnell serves, Adacel Technologies Limited, Inc., has been delisted from the Australian Stock Exchange, and it only trades on over-the-counter markets. Importantly, Adacel has not had an equity trade since its delisting from this exchange. As such, Mr. McConnell’s time commitment with this board is reduced compared to companies that must comply with full stock exchange, active market, and certain other public company requirements.

◦Importantly, leading independent proxy advisory firm Glass Lewis has recommended a vote “for” Mr. McConnell’s election, and does not consider Adacel as one of the additional “public company” directorships on which Mr. McConnell serves.

◦The Company agrees with this conclusion and encourages its stockholders, when considering Mr. McConnell’s other board service, to also not include Adacel as a “public company” for the purpose of this assessment.

•Mr. McConnell is not currently serving in an officer or other employee role with any company, allowing him to focus all of his time and energy on his service on the board of directors on which he has chosen to serve, without the distractions or time commitment of full-time employment.

Further, Mr. McConnell’s extensive experience as a non-executive director at public and private companies in the U.S. and internationally is one of the key reasons the Governance and Nominating Committee and the Board of Directors of the Company determined to appoint him to the Board and nominate him for re-election by stockholders. Notedly, Mr. McConnell has served on over twenty public company boards in the U.S. and internationally since retiring. Mr. McConnell’s deep experience on other companies’ boards of directors, including serving in multiple board capacities, including board chair and chair of the audit, nominating/governance, compensation and strategy committees of those other companies, are extremely valuable to the Company and its stockholders. Further, in his time as a director of the Company to date, Mr. McConnell has consistently brought high levels of engagement, focus and energy to the Board and its committees. Mr. McConnell is a member of the Finance and Strategy Committee of the Company’s Board.

In summary, the Board of Directors of the Company believes that the combination of the factors described above demonstrate that Mr. McConnell currently has, and in the future will have, more than sufficient time and energy to devote to service on the Company’s Board of Directors.

The Board recommends a vote FOR the election of each of the director nominees, including Mr. McConnell.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders will remain valid and will be voted at the 2026 Annual Meeting unless revoked. Important information regarding how to vote your shares and revoke proxies is available in the Proxy Statement under the caption “Meeting Voting Rights and Attendance” in the Proxy Statement.